Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 239 to Registration Statement No. 002-67052 on Form N-1A of our report dated July 28, 2008, relating to the financial statements and financial highlights of Brown Advisory Growth Equity Fund, Brown Advisory Value Equity Fund, Brown Advisory Small-Cap Growth Fund, Brown Advisory Small-Cap Value Fund, Brown Advisory Opportunity Fund, Brown Advisory Core International Fund, Brown Advisory Maryland Bond Fund, and Brown Advisory Intermediate Income Fund, appearing in the annual report on Form N-CSR of Forum Funds, for the year ended May 31, 2008, and to the references to us under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm”, and “Financial Statements” in the Statement of Additional Information, which are part of such Registration Statement.

Boston, Massachusetts

September 25, 2008